Exhibit 99.1

Altimmune Appoints Former GSK Executive Catherine Angell Sohn, Pharm.D. to its Board of Directors

GAITHERSBURG, Maryland, March 27, 2023 -- Altimmune, Inc. (Nasdaq: ALT), a clinical-stage biopharmaceutical company, today announced the appointment of Catherine Angell Sohn, Pharm.D. to its Board of Directors.

“We are delighted to welcome Catherine to our Board of Directors”, said Vipin K. Garg, Ph.D., President and Chief Executive Officer. “Her broad experience in the pharmaceutical industry including strategic product development, business development and commercialization will be invaluable to Altimmune as we pursue our mission to develop next generation peptide therapeutics for obesity and liver disease.”

Dr. Sohn added, “I am very honored and pleased to join the Altimmune Board of Directors, all of whom have deep experience in our industry. Altimmune is in a position to significantly impact the health of millions of patients with an exciting clinical stage pipeline and I look forward to supporting these important programs and the company along with my fellow Board Members.”

About Dr. Sohn

Dr. Sohn brings over 30 years of life sciences, biopharmaceutical and business development experience to Altimmune’s Board. Her business development and partnering expertise enhance her biopharmaceutical operating and strategy experience which spans Phase 2 strategic product development through commercialization across multiple therapeutic areas.

Dr. Sohn is currently an independent director on the boards of directors of Jazz Pharmaceuticals, Axcella Health and Maze Therapeutics and is Adjunct Professor at the University of California, School of Pharmacy. Additionally, she is an industry consultant to CEOs of private companies on inspirational leadership, strategy, product development, partnering and culture. Before retiring from GSK, she was Senior Vice President, Worldwide Business Development and Strategic Alliances at GlaxoSmithKline Consumer Healthcare and a member of the global executive team, where she led global, regional and U.S. acquisitions and licensing transactions. Previously, she was Vice President, Worldwide Strategic Product Development for the cardiovascular, metabolic, and pulmonary therapeutics areas at SmithKline Beecham Pharmaceuticals plc overseeing the global launch of Coreg for CHF which became a $1 billion indication. Earlier in her career, she held a series of positions in Medical Affairs, Pharmaceutical Business Development and U.S. Product Marketing at SmithKline Beecham Pharmaceuticals plc and its predecessor, Smith, Kline & French, including leading the commercial launches of the U.S. Vaccine Business and subsequently the company’s largest neuroscience product, both of which became blockbusters.

Dr. Sohn has previously served on the Johns Hopkins Bloomberg School of Public Health Advisory Board and the UCSF Board of Overseers. Dr. Sohn was named Woman of the Year by the Healthcare Businesswomen's Association (2003), Distinguished Alum of the Year by the University of California, San Francisco (2000), and received the Frank Barnes Mentoring Award from the Licensing Executive Society (2009). She received a Doctor of Pharmacy from the University of California, San Francisco, School of Pharmacy, a Corporate Directors Certificate from Harvard Business School, a Certificate of Professional Development from the Wharton School at the University of Pennsylvania, a Certificate from Berkeley Law for ESG: Navigating the Board's Role and is a Certified Licensing Professional Emeritus.

About Altimmune

Altimmune (the “Company”) is a clinical-stage biopharmaceutical company focused on the development of novel peptide-based therapeutics for the treatment of obesity and liver diseases. The Company’s lead product candidate, pemvidutide (formerly ALT-801), is a GLP-1/glucagon dual receptor agonist that is being developed for the treatment of obesity and NASH. In addition, Altimmune is developing HepTcell™, an immunotherapeutic designed to achieve a functional cure for chronic hepatitis B. For more information, please visit www.altimmune.com.

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Investor & Media Contacts:

Rich Eisenstadt

Chief Financial Officer

Phone: 240-654-1450

reisenstadt@altimmune.com